AT WILL EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") between **Spirits Capital Corporation**, including its successors or its assigns (the "Company"), and Seyemohammadreza Hashemifesharaki ("Employee") and is made effective as of July 8th, 2022 (the "Effective Date").

WHEREAS, Company engages in the business of marketing, advertising and selling of technology based alternative investments with of focus in the spirits industry.

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such at-will employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, as and for consideration for the mutual promises, covenants and agreements as set forth herein, and for other good and value consideration, receipt and sufficiency of which is hereby acknowledged, the Company and the Employee (each a "Party" and collectively the "Parties") agree as follows:

1. TERM.

In consideration of my employment with Company, I understand that my employment is and shall be at all times on an at-will basis and that Company and I may terminate my employment at any time, for any reason, with or without cause and with or without advance notice.

I understand that nothing in this at-will Agreement, nor anything in Company's employee manuals, handbooks, or other written materials, including the Confidentiality Agreement, creates or is intended to create an express or implied contract for employment or continuing employment other than for at-will employment. Likewise, no oral statements or representations of any Company officer, director can create or are intended to create an express or implied contract for employment or continuing employment other than for at-will employment.

Nothing in this at-will Agreement nor anything in Company's employee manuals, handbooks, or other written materials obligates Company to hire, retain, or promote me or to increase my compensation. To the contrary, I understand that this at-will employment relationship may not be modified by any oral or implied statement or agreement.

Further, I understand and agree that Company retains the sole and exclusive right at any time, with or without cause and with or without advance notice, to transfer, promote, or reassign me and eliminate all terms and conditions of my employment, including, without limitation, my compensation, and all employee benefits and employee benefit plans and programs.

Finally, I understand and agree that no representative of Company has any authority to enter into any express or implied, oral, or written employment agreements that are contrary to the terms and conditions of this at-will Agreement or to enter into any express or implied contracts for employment (other than for at-will employment) except the CEO, and any agreement between me and the Company must be in writing and signed by me and the CEO.

2. EMPLOYMENT.

2.1 Employment by the Company.

During the employment and subject to the conditions set forth in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company.

2.2 Title and Duties.

During the Term, the Employee shall serve as the Chief Technology Officer of the Company and such other and/or additional position(s) as the Company may determine from time to time consistent with the Employee's position, and as approved by the Company; and shall have such duties commensurate with his position in the Company as may be prescribed by the Company from time to time, and those duties necessarily incidental thereto. Employee will report directly to the Company's CEO and have the following responsibilities:

- Present reports on the company's technology status, goals and or progress
- Create and implement technology strategies
- Align the company's technology resources with the organization's short- and long-term goals
- Serve on the executive committee to align technology goals to other departmental and organizational objectives
- Identify what technologies can be used to improve the company's products and services
- Create and oversee high-level KPIs for IT department
- Assist in recruiting, onboarding and training IT managers
- Manage the department's budget

2.3 Performance of Duties.

During the Term, the Employee shall faithfully and diligently perform his/her duties hereunder and serve the Company and its interests to the best of his/her ability. The Employee shall devote his/her entire productive time, ability and attention to his/her duties and to the business and affairs of the Company under this Agreement for the Term of Employee's employment, subject to paid time-off and sick leave in accordance with Company policy. Employee shall not directly or indirectly engage in any other employment, business or enterprise, whether or not such activity is pursued for gain or profit that is in direct competition with the Company's business or except with the written consent of the Company. Employee agrees and understands that the Company's consent is required to ensure that any other employment, business, or enterprise does not interfere with Employee's employment or create a conflict of interest. Notwithstanding the foregoing, Company hereby consents to Employee continuing to perform his duties as CEO of Binj App, Inc.

Employee agrees to conduct himself/herself at all times with due regard to public conventions and morals. Employee agrees not to engage in any conduct that will reasonably tend to degrade him/her

or bring Company into public hatred, contempt, or ridicule, or tend to offend the community in which Employee represents Company, or to prejudice Company's position in the Company's industry. Employee acknowledges and agrees that this provision is necessary to protect Employer's goodwill in the community in which Employee represents it and to protect the profitability of Company's business.

2.4 Compliance with Policies, Laws, and Handbook.

During the Term, the Employee shall comply with the Company's rules, standards, policies and procedures now existing, or hereinafter adopted, which are hereby incorporated by reference, including but not limited to those relating to protecting confidential information and assignment of inventions, and those pertaining to legal compliance and business ethics; provided, however, that when the terms of this Agreement differ from or conflict with Employer's general employment policies or practices, this Agreement shall control. The Employee shall comply with all applicable laws, regulations, by-laws, and rules of all governmental and regulatory authorities that apply to the operation of the Company. The Employee shall promptly notify the Company of any and all disciplinary action or inquiry with respect to any such aforementioned laws, rules and regulations.

2.5 Opportunities.

During the Term, the Employee shall inform the Company of each business opportunity related to the business of the Company of which he becomes aware and the Employee shall not directly or indirectly, exploit or usurp any such opportunity for personal gain or his own account in violation of Section 2.3 of the Agreement.

3. COMPENSATION AND BENEFITS.

3.1 Salary/Bonus: 2022.

The Employee's salary for 2022 shall be prorated based on an annual rate of $75,000 for the year, Salary shall accrue until the earlier of (a) the Company has completed a capital raise of at least $2,000,000 from the Effective Date; or (b) the Company has sold at least $5,000,000 of alternative investments from the Effective Date (the "Milestones"), thereafter to be paid consistent with Company's regular payroll practices. All amounts and benefits payable under this Agreement shall be subject to applicable federal and state taxes and statutory withholdings.

Upon reaching the combined Milestones, Employee's base salary and bonus target shall be reevaluated and adjusted by the CEO or its Compensation Committee to ensure appropriate compensation in the competitive marketplace.

Bonus: Employee is eligible to receive an annual bonus in the reasonable discretion of the Board of Directors and based on achieving designated individual goals and milestones and the overall performance and profitability of Employer. The goals and milestones will be established and

reevaluated on an annual basis by mutual agreement of Employee and the CEO or its Compensation Committee.

Share Purchase: Employee will have the right to purchase 4,500,000 shares of the Company's common stock par value $.0001 upon execution of this Agreement. Such right will terminate if not completed within 2 business days of the execution of this Agreement.

3.2 Employee Benefits.

During the Term, the Employee shall be eligible to participate in the Company's standard employee benefit plans made generally available to employees of the Company, as may be modified from time to time, subject to eligibility requirements.

3.3 Paid Time Off.

Vacation and paid time off from work shall be governed by the Company's paid-time-off ("PTO") and holiday policies in effect from time to time, as may be modified from time to time.

3.4 Cessation of Employment.

In the event the Employee shall cease to be employed hereunder for any reason, then the Employee's compensation and entitlement thereto and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

4. TERMINATION.

4.1 Notice of Termination;

Any termination of the Employee's employment hereunder by the Company or by the Employee (other than termination upon the Employee's death, which does not require further action by any Party), shall be effective on the Termination Date (as hereinafter defined), upon the giving of written Notice of Termination (as hereinafter defined) to the other Party.

4.2 Compensation and Benefits Following Termination.

In the event that the Employee's employment hereunder is terminated, the Company shall be obligated to provide to the Employee only: accrued but unpaid Base Salary and any reimbursable expenses incurred through the Termination Date required to be reimbursed in accordance with this Agreement; a lump-sum payment in respect of pro-rata accrued but unused paid time off as provided for in the Company's policies; any benefits to which he may be entitled upon termination pursuant to the plans, policies and arrangements in accordance with the terms of such plans, policies and arrangements.

i. No Further Liability; Release.

Payment made and performance by the Company in accordance with this Agreement shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further payment obligation with respect to the Employee's employment and termination of employment and the Employee does **hereby so release** all such persons and entities. Other than making such payments as are required under this Agreement (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation to the Employee or any other person or entity under this Agreement.

5. COMPANY'S CONDFIDENTIALITY AGREEMENT/RESTRICTIVE CONVENANTS.

5.1 As and for additional consideration for Company's obligations set forth herein, Employee shall execute, contemporaneously herewith and as a term and condition of employment, Company's Confidentiality Agreement is incorporated herein, as set in full hereat.

5.2 Employee acknowledges that he/she has carefully read and considered the Confidentiality Agreement and Restrictive Covenants contained therein and agree and accept that the restrictions set forth therein and herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of Company.

6. ASSIGNMENT AND TRANSFER.

This Agreement is binding upon the Parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Parties, their respective successors and permitted assigns, and their heirs and legal representative(s) (in the case of the Employee). The rights and obligations of the Company under this Agreement may be assigned or transferred by the Company upon prior written notice to the Employee. Notwithstanding the foregoing, the Employee's rights and obligations under this Agreement may be not be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or by operation of law.

7. JURISDICTION; FORUM.

7.1 All disputes between the Company and Employee involving shall be governed by, interpreted and enforced in accordance with the internal laws of the State of California without regard to principles of conflicts of laws. All disputes between that Company and Employee involving issues other than those identified in Section 5 shall be submitted to binding arbitration in California, before one arbitrator in accordance with the governing Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered and enforced on the arbitrator's award in any court of competent jurisdiction. The Parties further agree that, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive jurisdiction to resolve any dispute relating to the interpretation, applicability, enforcement, or

formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable, including the arbitrability of this Agreement. Accordingly, therefore this Agreement will be submitted to binding arbitration under this Section 7.1, **EMPLOYEE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT**.

7.2 In any action, proceeding, or arbitration brought to enforce any provision of this Agreement, or arising out of any breach of this Agreement, the successful Party shall be entitled to recover reasonable attorneys' fees and expenses in addition to any other available remedy.

8. ENFORCEABILITY.

8.1 Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Agreement may be inadequate and, therefore, agrees that, where necessary to protect the Company's rights and interests, the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

8.2 If any provision of this Agreement shall be held by an arbitrator, arbitration panel, or court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. If any arbitrator or arbitration panel of competent jurisdiction shall find any provision in the Restrictive Covenants contained in Section 8 hereof to be unenforceable, such provision shall be tailored to the maximum scope that is enforceable.

8.3 Employee acknowledges: (i) that Employee has consulted with or has had the opportunity to consult with an attorney of his/her choice concerning this Agreement and that Employee has been advised of his/her right to do so by the Company; and (ii) that Employee has read and understands the Agreement and Employee is fully aware of its legal effect, and has entered into it freely based on his/her own judgment and not on any representations or promises other than those contained in this Agreement.

9. MISCELLANEOUS.

9.1 Injunctive Relief.

Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Agreement or the Confidentiality Agreement may be inadequate and, therefore, agrees that, where necessary to protect the Company's rights and interests, the Company

shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach. **ACCORDINGLY, THE EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT THE COMPANY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR ANY OTHER EQUITABLE REMEDY AGAINST THE EMPLOYEE, WITHOUT THE POSTING OF A BOND, IN THE EVENT OF ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT, OR THE CONFIDENTIALITY AGREEMENT, BY THE EMPLOYEE.** Without limiting the generality of the foregoing, if the Employee breaches or threatens to breach the Confidentiality Agreement, such breach or threatened breach will entitle the Company, without posting of bond, to an injunction prohibiting: (i) the Employee from disclosing any Confidential Information to any third party; (ii) such third party from receiving from the Employee or using any such Confidential Information; and/or (iii) the Employee from soliciting employees of, consultants to, agents of or clients of the Company in violation of the Confidentiality Agreement.

9.2 Attorneys' Fees.

In the event of any arbitration or other action arising out of or related to this Agreement, the prevailing Party in such arbitration or other action shall be entitled to receive an award of all costs and expenses of such arbitration or other action, including reasonable attorneys' fees and costs and all other expenses in connection therewith, in addition to any other award or remedy provided in such arbitration or action.

9.3 Entire Agreement.

This Agreement contains the complete agreement concerning the employment arrangement between the Parties and shall, as of the effective date hereof, supersede, cancel any prior or contemporaneous written or oral agreements, understandings, commitments between the Parties with respect to such subject matter, all of which are hereby terminated and annulled and shall be of no further force or effect.

9.4 Amendment.

No provision of this Agreement may be amended unless such amendment is set forth in a signed writing which makes express reference to this Agreement as the subject of such amendment and which is signed by the Employee and on behalf of the Company, by a duly authorized officer.

9.5 Waiver.

The failure of either Party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and

conditions, but the same shall continue and remain in full force and effect as if no waiver had occurred. To be effective, any waiver must be set forth in writing, signed by the waiving Party.

9.6 Severability.

If any term, provision, covenant or condition of this Agreement or part thereof or the application thereof to any Party, place or circumstance, shall be held to be invalid, unenforceable or void by an arbitrator or a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the Parties, modified, amended and/or limited to the extent required to make the term, provision, covenant or condition valid and enforceable, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

9.7 Construction.

Words importing the singular include the plural and vice versa and words importing gender include all genders, including the neuter gender. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or the Employee.

9.8 Notices.

Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Party (i) when delivered personally to such Party; (ii) provided a written acknowledgement of receipt is obtained, five (5) business days after being sent by prepaid certified or registered mail, or one business day after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such; or (iii) one (1) business day after it is sent by facsimile to the facsimile number set forth below, with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 9.8. Copies shall be sent to the persons, if any, set forth below. The addresses of the Parties are those persons receiving copies are as follows:

If to the Company:

Spirits Capital Corporation
Attn: Todd Sanders, CEO
100 Bayview Circle
Suite 4100

Newport Beach, CA 92660

If to the Employee:

Seyemohammadreza Hashemifesharaki
8328 W. Manchester, #309,
Playa del Rey, CA 90293

9.9 Survival.

The provisions of this Agreement that are intended to survive the termination of the Employee's employment with the Company, including without limitation, the Restrictive Covenants contained in Section 8, shall survive such termination in accordance with their respective terms.

9.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

9.11 Authority.

Each Party warrants that he or it has the full right, power and authority to enter into this Employment Agreement and make the agreements in this Agreement.

9.12 Employee Handbook.

As a term and condition of employment, Employee acknowledges that he/she/she is subject to and agrees to adhere to the policies, procedures, rules and regulations of a certain Spirits Capital Corporation Employee Handbook in effect from time to time, as may be modified by the Company from time to time.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

COMPANY

DocuSigned by:
By: Todd Sanders
95B6A1916DFB451...
Name: Todd Sanders
Title: CEO

EMPLOYEE

DocuSigned by:
By: Reza Hashemi
E6E1EDAFA249413...
Name: Seyemohammadreza Hashemifesharaki